UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: December 31, 2015
(Date of earliest event reported)

NAUTILUS, INC.
(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17750 SE 6th Way
Vancouver, Washington 98683
(Address of principal executive offices and zip code)
(360) 859-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

On December 31, 2015, Nautilus, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) among the Company, the holders of capital stock in OF Holdings, Inc. (“Sellers”), and NCP-OFI Representative, LLC, as Sellers’ Representative, pursuant to which the Company acquired, also on December 31, 2015, all of the outstanding capital stock of OF Holdings, Inc. (“OF Holdings”). OF Holdings, Inc. is the sole parent corporation of Octane Fitness, LLC.
Pursuant to the Purchase Agreement, Nautilus paid a base purchase price of $115 million for the capital stock of OF Holdings. The final purchase price is subject to post-closing adjustment to reflect actual working capital on the closing date and certain similar adjustments. Approximately $30.2 million of the purchase price was applied at the closing to repayment of OF Holdings’ outstanding indebtedness.
The Purchase Agreement contains representations, warranties and covenants customary in transactions of this nature and applicable to the fitness equipment industry, including post-closing indemnification obligations. $5.75 million of the purchase price has been placed in an escrow account to secure Sellers’ indemnification obligations with respect to breaches of representations, warranties and covenants included in the Agreement and will be available for a period of 16 months after the closing, subject to certain extensions.
The Purchase Agreement also contemplates that the Company will make long-term performance-based incentive awards to certain Octane Fitness personnel with an aggregate target award value of up to $5.75 million.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the copy of such agreement included as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated by reference herein.
Please refer to the disclosure set forth in Item 2.03 of this Current Report on Form 8-K in connection with certain credit agreements and amendments entered into by the Company in connection with financing of the transactions contemplated by the Purchase Agreement.
On January 4, 2016 the Company issued a press release announcing the completion of the transactions contemplated by the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets

The transactions contemplated by the Purchase Agreement described above were consummated on December 31, 2015. Please refer to the disclosure set forth in Item 1.01 of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 31, 2015, the Company entered into an amendment (the “Amendment”) to its existing Credit Agreement, dated December 5, 2014, with JPMorgan Chase Bank, N.A. (“Chase Bank”) to provide for an $80 million term loan to finance the acquisition described in Item 1.01 above (the “Term Loan”). The Term Loan and the Company’s existing revolving line of credit with Chase Bank are secured by substantially all of the assets of the Company, Octane Fitness and OF Holdings, and are guaranteed by Octane Fitness and OF Holdings. The Term Loan matures on December 31, 2020. The Amendment also extended the maturity date of the Company’s existing revolving line of credit to December 31, 2020.

The interest rate applicable to the Term Loan may be based on Chase Bank’s floating prime rate or adjusted LIBOR, plus an applicable margin. The Amendment contains customary covenants, including minimum fixed charge coverage ratio and funded debt to EBITDA ratio, and limitations on capital expenditures.

Item 7.01	Regulation FD Disclosure

The Company intends to host a conference call to discuss the acquisition described in this Current Report on Form 8-K at 4:30 p.m. Eastern Time on January 4, 2016. The presentation that accompanies the conference call is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired

The financial statements of the business acquired will be filed by an amendment to this Current Report on Form 8-K not later than 71 calendar days from the date hereof, in accordance with Item 9.01(a)(4) of Form 8-K.

(b)	Pro forma financial information

The pro forma financial information required under Item 9.01(b) of Form 8-K will be furnished with an amendment to this Current Report on Form 8-K not later than 71 calendar days from the date hereof, in accordance with Item 9.01(b)(2) of Form 8-K.

(d)	Exhibits

2.1	Stock Purchase Agreement, dated December 31, 2015, by and among Nautilus, Inc., the holders of stock in OF Holdings, Inc, and NCP-OFI Representative, LLC, as Sellers’ Representative.*
99.1	Nautilus, Inc. Press Release - January 4, 2016.
99.2	Nautilus, Inc. Conference Call Presentation Slides - January 4, 2016.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules to the Stock Purchase Agreement have been omitted. Omitted schedules and exhibits include forms of employment and non-competition and non-solicitation agreements, exhibits and schedules related to accounting procedures and specified indemnities, schedules identifying the allocations of payment to stockholders, optionholders and employees of OF Holdings, Inc., and a customary disclosure letter. Such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

January 4, 2016	By:	/s/ Sidharth Nayar
Date		Sidharth Nayar
Chief Financial Officer (Principal Financial and Accounting Officer)